                                                                       EXHIBIT 5



                                 April 16, 1997




Enron Corp.
1400 Smith Street
Houston, Texas   77002

Ladies and Gentlemen:


         As Senior Vice President and General Counsel of Enron Corp., a Delaware corporation (the "Company"), I am familiar with its Registration Statement on Form S-3 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the sale from time to time by the "Selling Stockholders" named therein of up to an aggregate of 347,793 outstanding shares of the Company's Common Stock, par value $.10 per share (the "Common Stock").


         In connection therewith, I or attorneys on my legal staff acting under my direction have examined, among other things, the Restated Certificate of Incorporation, as amended, and the By-laws of the Company, the corporate proceedings taken to date with respect to the authorization, issuance, and sale of the Common Stock, and such other documents as I or such attorneys have deemed necessary for the purpose of expressing the opinion contained herein.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

         2. The shares of Common Stock covered by the Registration Statement have been duly authorized by all necessary corporate action, and such shares are validly issued, fully paid, and non-assessable.

         I am a member of the bar of the State of Texas. The opinion set forth above is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and federal law of the United States.